                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Contact:          Michael G. Carlton, President

                  Crescent Financial Corporation

                  (919) 460-7770

CARY, North Carolina - May 3, 2002. Crescent Financial Corporation, the parent company of Crescent State Bank, Cary, North Carolina, ("Crescent Financial") (OTC Bulletin Board: CRFN), has filed a Registration Statement with the Securities and Exchange Commission ("SEC") to conduct a rights offering of 145,000 shares of its common stock to existing shareholders as of May 3, 2002 and a public offering of 455,000 shares of its common stock. Each shareholder as of May 3, 2002 will be entitled to purchase in the rights offering one share for every ten shares owned on May 3, 2002. Any shares not subscribed for by shareholders in the rights offering will be offered to the general public.

McKinnon & Company, Inc. will be the underwriter of the public offering on a best efforts basis. Crescent Financial has reserved the right to sell up to an additional 90,000 shares in the public offering. The offering proceeds will be used to expand loan and investment portfolios, to provide capital to support growth, and for general corporate purposes.

As of March 31, 2002, Crescent Financial had $127.8 million in assets, $111.9 million of deposits and stockholders' equity of $10.5 million. Crescent State Bank currently operates four full service branches in Wake and Johnston Counties.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

To receive a copy of the preliminary prospectus for the public offering when it is available, contact McKinnon & Company, Inc., 555 Main Street, Suite 1212, Norfolk, Virginia 23510, (757) 623-4636.

                              ***END OF RELEASE***